Exhibit 5.1

SIDLEY AUSTIN LLP	BEIJING	LOS ANGELES
ONE SOUTH DEARBORN STREET	BRUSSELS	NEW YORK
CHICAGO, IL 60603	CHICAGO	PALO ALTO
(312) 853 7000	DALLAS	SAN FRANCISCO
(312) 853 7036 FAX	FRANKFURT	SHANGHAI
	GENEVA	SINGAPORE
	HONG KONG	SYDNEY
	HOUSTON	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

April 25, 2012

ABA Retirement Funds

541 North Fairbanks Court

Chicago, IL 60611

Board of Directors

Northern Trust Investments, Inc.

50 S. LaSalle Street

Chicago, IL 60603

Re:	American Bar Association Members/Northern Trust Collective Trust

Registration Statement on Form S-1, Registration No. 333-180291

Ladies and Gentlemen:

We refer to the above-captioned Registration Statement on Form S-1, as amended by Amendment No. 1 thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act. We have been requested by Northern Trust Investments, Inc. (the “Trustee”), an Illinois banking corporation and the trustee of the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”), a collective trust maintained by the Trustee for the purpose of providing various investment options for assets contributed by participants (the “Participants”) in the ABA Retirement Funds Program, a program sponsored by ABA Retirement Funds, an Illinois not-for-profit corporation, to render our opinion as to the legality of up to $100 million of units of the Stable Asset Return Fund, up to $25 million of units of the Bond Index Fund, up to $40 million of units of the 2010 Retirement Date Fund, up to $32 million of units of the 2020 Retirement Date Fund, up to $8 million of units of the 2030 Retirement Date Fund and up to $15 million of units of the 2040 Retirement Date Fund (collectively, the “Units”) that are being registered under the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined and relied upon a copy of the Registration Statement as well as the following exhibits and other documents (collectively, the “Documents”):

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

ABA Retirement Funds

Northern Trust Investments, Inc.

April 25, 2012

(1) the American Bar Association Members Retirement Trust, as amended and restated effective July 1, 2010, between ABA Retirement Funds and The Northern Trust Company;

(2) the American Bar Association Members Pooled Trust for Retirement Plans, as amended and restated effective July 1, 2010, between ABA Retirement Funds and The Northern Trust Company;

(3) the Declaration of Trust of the Collective Trust, as amended and restated effective July 1, 2010;

(4) the American Bar Association Members/Northern Trust Collective Trust, Tenth Amended and Restated Fund Declaration for the Stable Asset Return Fund, effective as of July 1, 2010;

(5) the American Bar Association Members/Northern Trust Collective Trust, First Amended and Restated Fund Declaration for the Index Funds, effective as of July 1, 2010;

(6) the American Bar Association Members/Northern Trust Collective Trust, Fourth Amended and Restated Fund Declaration for the Retirement Date Funds, effective as of November 10, 2011;

(7) the Unanimous Written Consent of the Board of Directors of Northern Trust Investments, Inc. dated March 22, 2012; and

(8) the Fiduciary Investment Services Agreement, dated August 15, 2008, among The Northern Trust Company, the Trustee and ABA Retirement Funds, as supplemented by Supplement Number One dated June 29, 2009 and as amended by the First Amendment dated October 19, 2011.

In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such other certificates, agreements, documents, statements of governmental officials and other instruments, and have examined such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein.

In our examination of the above documents, we have assumed, without independent investigation, the enforceability of the Documents against each party to them, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the original documents of all certified, photostatic, reproduced or conformed copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Collective Trust.

ABA Retirement Funds

Northern Trust Investments, Inc.

April 25, 2012

Based on the above, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Units, when issued and paid for as contemplated in the Registration Statement and the Documents, will be legally issued, and Participants will not have any further obligation to make payments to the Collective Trust or its creditors or contributions to the Collective Trust or its creditors solely by reason of the Participants’ ownership of Units.

The foregoing opinion is limited to matters arising under the laws of the State of Illinois, except that we express no opinion with respect to securities laws of the State of Illinois.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP